November 17, 2004

Caroline Kahl, Esq.
1907 Windsor Road
Alexandria, VA 22307

Dear Caroline:

On behalf of GigaBeam Corporation (“GigaBeam” or “Company”), I am pleased to offer you the position of Vice President, Corporate Counsel and Secretary with GigaBeam. The position will commence on a full time basis beginning December 1, 2004 and in the interim you have agreed to be an hourly employee on an as needed and as available basis effective as of October 13, 2004. This offer is valid through the end of the day Thursday, November 22, 2004.

The following is a description of the terms and conditions of your employment.

1. Title:	Vice President, Corporate Counsel and Secretary. You will have overall responsibility for legal, the Corporate Secretary function and Human Resources. I also expect you to assist with other responsibilities which may be assigned to you.

2. Reporting to:	Louis Slaughter, CEO of GigaBeam.

3. Base Salary:	At the rate of $170,000 per year, to be paid in accordance with GigaBeam’s normal salary procedures or as appropriate on the equivalent hourly basis.

4. Incentive Bonus:	You will be eligible for an initial incentive reference bonus for 2004. It will be $21,250 on an annualized basis and based on meeting subjective and objective goals (0 to 2 multiplier scale) to be established by GigaBeam in its sole discretion and subject to the performance of the Company. Soon after commencement of your employment with the company we will agree on mutually acceptable subjective and objective goals for your bonus plan.

Caroline Kahl, Esq.	November 17, 2004
Page 2 of 3

5. Salary and Bonus Reviews:	Your salary and your incentive bonus will be reviewed annually. Your initial review will be in December 2005; subsequent annual reviews will occur in December of each year. Any increase in compensation will be based on your performance and success in your role as Vice President, Corporate Counsel and Secretary as determined at the sole discretion of the Company and the performance of GigaBeam.

6. Equity:	Subject to approval by the Board of Directors, you will be granted Nonqualified Stock Options to purchase 40,000 shares (post-split) of GigaBeam Common Stock at an exercise price of $5.05 per share pursuant to our 2004 Stock Option Plan once it is adopted by GigaBeam’s Board of Directors. The options will vest at 25% per year and will terminate ten years after the date of grant.

7. Primary Work Location:
GigaBeam’s headquarters will be located at its facility in Chantilly or Herndon, Virginia or other location to be determined in the same general area with the understanding that some portion of your work week but not more than two days per week will be accomplished through telecommuting from your home office.

8. Other Benefits:	You will be eligible to participate in all benefit programs offered to GigaBeam employees in accordance with the terms of such programs when such programs have been established by the Company. Information on when these programs will be available and details of these benefit programs will be provided to you under separate cover letter. The Company has not established a health benefit program and you elect not to participate in a medical health plan should one be established. In addition, you will be covered by the Company's Director's and Officer's insurance policy..

9. Paid Time Off (PTO):	You shall be entitled to three weeks accrued PTO per year which shall accrue on a ratable basis each pay period.

In accordance with GigaBeam’s standard employment practices, you will be required to sign a mutually agreeable agreement covering Company Information and Inventions, Non Competition and Company policy statements related to Business Conduct and Drugs and Alcohol in the Workplace before beginning employment.

                                                                                                                                                                        &n bsp;                                                                                                                                                                                                                                        &n bsp;
Caroline Kahl, Esq.	November 17, 2004
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This letter is not to be construed as an employment contract. Your employment will be on an at-will basis, which means that you or the Company can terminate it anytime. Accordingly, this letter does not create a contract of employment, but is only meant to provide you with some detail regarding your employment
I look forward to having you join us, and I am confident that you will be an excellent addition to the GigaBeam team. If you have any questions, please contact me at 617-921-5500.

Sincerely,

GigaBeam Corporation

By: /s/ Louis Slaughter
Louis Slaughter
CEO

I understand and agree to the terms contained in this letter.

Date: November 21, 2004

Signature: /s/ Caroline Kahl

Name: Caroline Kahl